Exhibit 10.1
December 23, 2008

Debra A. DiMaria
65 McCulloch Drive
Dix Hills, NY  11746

Re:           Employment Terms

Dear Debra:

I am delighted to memorialize your employment with Proginet Corporation (the “Company”) in the position of Chief Financial Officer in accordance with the following terms.  If you accept these terms, your employment with the Company shall continue without interruption through December 31, 2009, unless terminated earlier as set forth herein, and shall not renew unless agreed to in writing by you and the Company.

You will serve as Chief Financial Officer and will have such duties, responsibilities and authority as you have previously been assigned, are normally associated with such positions, are not inconsistent with the position of Chief Financial Officer and are otherwise determined by the Chief Executive Officer (the “CEO”).  You will be expected to perform your duties faithfully and to the best of your ability, on a part time basis (approximately 24 hours per week).  You will not, without the prior written consent of the CEO, directly or indirectly provide any material services to any other business concern, other than participation in charitable activities for non-profit businesses that do not interfere with your duties hereunder.  You will report directly to the CEO.

Your compensation shall be as follows:   An annual base salary of $100,000 (“Base Salary”) which shall be effective for the period January 1, 2009 to December 31, 2009.  In addition, you shall be eligible to receive from the Company (a) an annual bonus to be determined in the discretion of the Board of Directors (the “Board”), (b) a matching contribution to the Company’s 401(k) plan to the extent provided under Company policy as in effect from time to time,  (c) grants of stock options pursuant to the Company’s 2000 Stock Option Plan or such other equity incentive plan as may be adopted by the Board from time to time, in the sole discretion of the Board, and (e) other forms of compensation as shall be determined from time to time by the Board in its sole discretion.

You will be eligible to participate in the Company’s group health and insurance plans and 401(k) plan, as in effect from time to time and in accordance with their terms.  You will be entitled to three (3) weeks of paid vacation per year, which vacation shall be taken in accordance with the Company’s policies in effect from time to time.  You shall be entitled to be reimbursed for standard and reasonable business expenses that you incur on Company business in connection with the performance of your duties hereunder, provided that you furnish the Company with reasonable documentation of such expenses when you are requesting such reimbursement.

In addition, subject to the provisions below, you will also receive additional compensation amounting to $54,954 representing four (4) months of your Fiscal 2008 annual base salary (“Additional Compensation”).  Additional Compensation will be paid in semi-monthly installments according to the Company’s regular payroll practices during the term hereof through December 31, 2009.

The Company may terminate your employment at any time with or without “Cause”, and with or without a specified notice period, subject to the provisions below.  You may terminate your employment with or without “Good Reason”, subject to the provisions set forth below; provided, however, that any termination by you must be on no less than 90 days written notice.

If your employment is terminated by the Company with Cause (except as a result of your death or Disability (as defined below)), or if you terminate your employment without “Good Reason”, you shall be entitled only to the payment of Base Salary to the date of termination, any unreimbursed standard and reasonable business expenses as described above, and Additional Compensation  to the date of termination; provided that in the event of a termination by the Company pursuant to clause (vii) of the definition of Cause below (with respect to the Company’s D&O insurance), you shall also be entitled to continued payment of your Additional Compensation during the remainder of the term of this letter as if your employment relationship were not so terminated, in accordance with the Company’s regular payroll practices.

If your employment relationship is terminated by you with Good Reason or by the Company without Cause, subject to your execution and non-revocation of a general release and waiver in a form acceptable to the Company, you will be entitled to continued payment of your Base Salary and Additional Compensation during the remainder of the term of this letter as if your employment relationship were not so terminated, in accordance with the Company’s regular payroll practices.

Additionally, if your employment is terminated by the Company as a result of your Disability (as defined below), subject to your execution and non-revocation of a general release and waiver in a form acceptable to the Company, you will continue to be paid your Base Salary until the earlier of (i) six (6) months from the date of your Disability or (ii) the date on which you first receive payment under any insurance policy with respect to such Disability; you will also receive the Additional Compensation you earned through the date of termination.

Except as explicitly set forth in this letter, there shall be no payments of any kind, including severance, payable by the Company or any of its affiliates to you with respect to any termination of your employment with the Company.

“Cause” means the occurrence of any of the following events, subject to your reasonable opportunity to be heard by the Board in all cases: (i) your continual or deliberate neglect of the performance of your duties (including the failure to follow any lawful directive of the Board which is material to the duties of a Chief Financial Officer ), which continues uncured for 10 days after receipt of written notice from the Company or the  Board ; (ii) your failure to devote the hours note above to the business of the Company (other than any such failure resulting from illness or your Disability), which continues uncured for 10 days after receipt of written notice from the Company or the Board; (iii) your engaging willfully in material misconduct in connection with the performance of any of your duties, including, without limitation, by misappropriating funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company; (iv) your willful or material breach of any of the material terms of this letter (including a termination by you without Good Reason) or of your employment with the Company or your violation, in any material respect, of any material provision of a code or standard of behavior generally applicable to employees or executives of the Company, which continues uncured for 10 days after receipt of written notice from the Company or the Board; (v) your active disloyalty to the Company, including, without limitation, willfully aiding a competitor or improperly disclosing confidential information; (vi) your commission or conviction of, your being indicted for, or your plea of nolo contendere (or its equivalent) to, a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude; or (vii) the Company’s D&O insurance carrier increases by $10,000 or more the Company’s premiums or other costs with respect the Company’s D&O insurance policy, or limits coverage or terminates or fails to renew or extend the Company’s D&O insurance policy, or threatens to do any of the foregoing, for any reason relating, directly or indirectly,  to the continuation of your relationship with the Company.

“Disability” means: (i) you are unable to perform your duties and responsibilities contemplated by this letter agreement as a result of physical or mental incapacity, illness or other condition, whether total or partial, for a period of (A) in excess of 90 consecutive days or (B) in excess of 120 days within any 12 month period; or (ii) it is reasonably apparent that, due to the nature of any physical or mental incapacity, illness or other condition, whether total or partial, you will be unable to perform your duties and responsibilities contemplated by this letter agreement as a result of such physical or mental incapacity, illness or other condition for a period of (A) in excess of 90 consecutive days or (B) in excess of 120 days within any 12 month period.

“Good Reason” means any of the following (each of the following, a “Good Reason Condition”), without your prior consent:  (a) a  diminution by the Company of your Base Salary; (b) a change by the Company in, or a transfer by the Company of, your duties in such a manner that your duties are materially inconsistent with the position of Chief Financial Officer, or a material diminution by the Company in your title or position such that you (i) are no longer the Chief Financial Officer of the Company or (ii) no longer report to the CEO; (c) a change by the Company in your current principal work location to a location that is more than 30 miles from such current principal work location (unless such change effectively reduces your commute time); or (d) any other material breach by the Company of a material term of this letter agreement (including, without limitation, the Company’s failure to pay any material amounts owed to you by the Company when due); provided, however, that each of the following conditions must have been satisfied with respect to any termination with Good Reason: (x) you must have delivered written notice to the Company and the Board of the existence of such Good Reason Condition within one hundred and twenty (120) days after the initial existence of such Good Reason Condition (“Employee Good Reason Notice”); (y) such Good Reason Condition must have continued uncured for thirty (30) days following the receipt by the Company and Board of such Employee Good Reason Notice; and (z) you must have terminated your employment with the Company based on Good Reason by delivering written notice to the Company and the Board within one hundred and eighty (180) days after the initial existence of such Good Reason Condition.

You agree that, during the term of your employment and thereafter, you will not copy, use or disclose (except (i) as required by law after first notifying the Company and giving it an opportunity to object or (ii) as required to enforce your rights hereunder) any Proprietary Information without the Company’s prior written permission.  The Company may withhold such permission as a matter within its sole discretion during the term of this agreement and thereafter.  Upon any termination of your employment, you shall turn over to the Company all property, writings or documents then in your possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.  “Proprietary Information” shall mean any information (in whatever form, tangible or intangible) of or relating to the Company or the Company’s business or the Company’s customers, clients, consultants, suppliers, vendors or business associates (including, without limitation, any information or any business concepts relating to any of the Company’s products, formulations or marketing plans), which information the Company maintains as confidential or proprietary and/or is not generally known by or available to the public at large (including, without limitation, any trade secret or other information that is used in the Company’s business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it).

This letter agreement shall be governed pursuant to the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  In the event that any provision or term of the letter agreement, or any word, phrase, clause, sentence or other portion thereof is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this letter agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, including without limitation your Management Continuity Agreement with the Company, and comprise the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof.  Any waiver or modification of this letter agreement, or of any covenant, condition, or limitation contained herein, is valid only if in writing duly executed by the parties hereto.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States and confirmation of your legal ability to enter into this agreement and provide the services contemplated hereby.

Notwithstanding any provision of this letter agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to you under Section 409A of the Internal Revenue Code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including, without limitation, any such regulations or other guidance that may be issued after the date hereof, the Company may adopt such amendments to this letter agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines in its discretion are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such section; provided, however, that such actions may not result in any diminishment of the compensation and benefits payable to you under this letter agreement without your consent.

Please sign and date this letter, and return it to me as soon as possible and in no event later than December 31, 2008 if you wish to memorialize your employment with the Company under the terms described herein.  If you accept these terms, your employment with the Company shall continue without interruption.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

PROGINET CORPORATION

 By:_________________________________
 NAME: Sandison Weil
 TITLE: Chief Executive Officer and President

Agreed and accepted by:

Debra A. DiMaria

___________________________________
Date: